Exhibit 99.2

 Company Presentation  S E P T E M B E R 2 0 2 2

 Cautionary Statement  Factors that might cause such a difference include, but are not limited to:  the impact of the COVID-19 pandemic on the health and safety of our employees, users, as well as the physical and economic impacts of the various recommendations, orders, and protocols issued by local and national govern- mental agencies in light of continual evolution of the pandemic, including any periodic reimplementation of preventative measures in various global locations; unexpected or rapid changes in the growth or decline of our domestic and/or international markets; the anticipated timeline or may themselves contain bugs or errors requiring remediation and that the market for the sale of these new or enhanced products may not develop as expected;  difficulties predicting user behavior and changes in user spending habits as a result of, among other things, prevailing economic conditions, levels  This presentation contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us as of the date hereof. In some cases, you can identify forward-looking statements by the following words: “will,” “expect,” “would,” “intend,” “believe,” or other comparable terminology. Forward-looking statements in this presentation include, but are not limited to, quotations from management regarding confidence in our products, services, business trajectory and  plans, certain business metrics, including anticipated revenues and net income for the year and in particular, through the second quarter of 2022, and the timing, means and amount of anticipated stock repurchases. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and may cause actual results or performance to be materially and adversely different.  of employment, salaries and wages, inflation and consumer confidence, particularly in light of the pandemic and as pandemic-related restrictions are eased regionally and globally;  unexpected or rapid changes in the growth or decline of our domestic and/ or international markets;  increasing competition from existing and new competitors;  rapidly evolving and groundbreaking advances that fundamentally alter the digital asset and cryptocurrency industry;  continued compliance with regulatory requirements;  volatility in the price of cryptocurrencies such as Bitcoin and other digital assets;  •  the possibility that the development and release of new products or and  enhancements to existing products do not proceed in accordance with the anticipated timeline or may themselves contain bugs or errors requiring remediation and that the market;  for the sale of these new or enhanced products may not develop as expected;  the risks relating to our ability to sustain or increase profitability or revenue growth in future periods (or minimize declines) while controlling expenses;  the compromise of user data for any reason;  foreign, operational or political risks relating to our operations;  and the loss of key personnel, labor shortages or work stoppages.  More information on the factors, risks and uncertainties that could cause or contribute to such differences is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion & Analysis” sections of our offering statement on Form 1-A. We cannot assure you that the forward-looking statements will prove to be accurate. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.

 Exodus makes cryptocurrency, DeFi, and NFTs easy and secure for everyone  Exodus is a self-custodial platform that is home base for all of a customer’s crypto needs – from HODLing to DeFi.  Our intuitive design and industry-leading customer support ensures everyone can fully experience everything that cryptocurrency has to offer: mobile, desktop, and browser extension.  Founded in 2015  1000’s of Supported crypto assets  290+ Full-time equivalent team members  $80M+ Cash and crypto on hand 2.7M Funded wallets  24/7 Human support 200+ Countries supported

 Exodus Evolution  Y E A R - O V E R - Y E A R  Raise  Product  Company  5  80  Movement,  Released  Finance  ssets  Custom Tokens;  Exodus  Inc.  Achieved  4x  50+ assets  & SportX  Shares  FTX  ExoDex;  Desktop  Officially  Profitability  Exchange  added  on platform  App  Integration  Released  Founded  Partners  Released  Jul  Q1  Q1  Q1  Q4  2016  Q4  Q3/4  2019  2020  Q1  Q4  2022  2015  Exodus  2017  2018  Mobile app  Compound  2021  2021  200+ A  Q3  2016  Q1 2017  Q1  2018  Q1/2  2019  Q3  2019  Q2  2020  Q2  2021  Q1  2022  Q2  2022  Raised $300k  Raised $250k  Enterprise-  Expansion  Apps  Rewards  Raised $75  Fiat On-  Browser-  BnktotheFuture  Friends and  Grade  of Leadership  platform  app  million  Ramp  based,  Family  Infrastructure  Upgrades  Team  Released  Released -  Staking  under  Reg A  Released  Web3 Wallet  Released  Available  20  220  280  Wallet Connect

 Monthly Active Users  Total Exchange Volume  108,199  148,882  148,587  198,400  265,377  745,012  832,384  902,986  914,912  874,355  817,972  83  156  186  336  385  1,426  1,632  1,026  1,390  730  700  Q4 2019  Q1 2020  Q2 2020  Q3 2020  Q4 2020  Q1 2021  Q2 2021  Q3 2021  Q4 2021  Q1 2022  Q2 2022  Q4 2019  Q1 2020  Q2 2020  Q3 2020  Q4 2020  Q1 2021  Q2 2021  Q3 2021  Q4 2021  Q1 2022  Q2 2022  US Volume ($M)  International Volume ($M)  Impressive Company Metrics

 $ 7.9  $ 21.3  $ 95.8  $ 1.3  $ 12.5  $ 74.8  2019  2020  2021  2019  2020  2021  ($ IN M I L L I O N S )  Annual Revenue  ($ IN M I L L I O N S )  Gross Profit  Robust Growth  I N M I L L I O N S

 Key Dif erentiators  Current response time is under 9 minutes to human support  1/3  Intuitive design  2/3  Customer Success  3/3  Self Custodial  The speed of centralized crypto exchanges without the risk or rules of third party custody  Private keys are only stored on users’ devices to ensure only the account owner has access  Custodial  Subject to Bankruptcy Risk  Yes  No  Company Controls  Assets  Yes  No

Visionary Leadership

Co-Founder and CEO

JP Richardson



JP's passion for cryptocurrency and belief in a better financial system set the stage for founding Exodus with Daniel. He continues to set our company vision and values and keeps us all on mission.

Co-Founder and President

Daniel Castagnoli



From subtle sounds to smooth animations, Daniel and his team take care of each detail. He is a master of emotional design and has designed experiences for Apple, BMW, Disney, Louis Vuitton, and Nike.

Chief Financial Officer

James Gernetzke

Partnering to grow businesses is in James' DNA. Previously CFO of Banyan Medical Systems and Director of Finance at First Data (Fiserv), he is a CPA and received his MBA from Kellogg School of Management at Northwestern.

Chief Legal Officer

Veronica McGregor

Veronica brings over 20 years of experience as legal counsel to fast-growing companies in the crypto space. Recently she served as Chief Legal Officer at Shapeshift. Veronica received her JD from the University of California.

Chief People Officer

Sabrina Grissom

Our very own "Yoda of crypto HR," Sabrina makes sure our global remote team has everything they need to thrive. She comes to Exodus after leading US talent for eToro and Senior HR positions at Noble Markets, Voxy & ZocDoc.

Chief Technology Officer

Matias Olivera

Matias joined Exodus in December 2019 and immediately made a huge impact in his multiple roles as a technical lead and then most recently as an engineering manager. He recently moved into the role of CTO to help the company continue growing in the world of Web3.

VP Engineering

Sean Coonce

A true crypto wizard, Sean leads our engineering teams and ensures that we have industry-leading technology at the heart of our product. He comes to Exodus from cnet, WhiskeyMedia, Guidebook and BitGo.

VP Product

Phil Haymes

Phil brings over 18 years of experience in product management to Exodus. He excels at setting up high performance teams that deliver beautiful products.

VP Community Support

Shoshi Zanmei

Community engagement is one of the things that sets us apart in a crowded field, and Shoshi leads our fanatical support team. Previously, she worked as a consultant providing turnkey services to Ethereum-based projects.

Head DevSecOps

John Staker

As one of the first employees added to the company, John is a true OG. In his 5 years at Exodus, he established a secure and harmonious integration between our Development, Security and Operations teams.

 ( IN M I L L I O N S )  Cash and Digital assets  Capital Structure  Strong Balance Sheet  M A R K E T V A L U E S A S O F J U N E 3 0 , 2 0 2 2  ~$80  M I L L I O N  Ethereum (ETH)  2.7 US$  Algorand (ALGO)  1.3 US$  Bitcoin (BTC)  26.2 US$  Total Shares O/S  25.2  Class A (Publicly Traded)  3.2  FTX  1.9  Class B (10:1 Voting Rights)  22.1  Co-Founders  18.8  Bnk to the Future  1.2  Shapeshift  1.0  Equity Incentive Plans  5.4  Issued and O/S  2.7  Authorized  2.7  Fully Diluted Shares O/S  30.7  US Dollar Coin (USDC) and US Dollar (USD)  49.7 US$

Q2 Key Takeaways

1/6

Importance of Self-Custody

Peers have gambled away customer funds but we remain true to our mindset: your keys, your cheese

2/6

Loyal Customer Base

Market share of downloads increased and $/transaction increased

3/6

Continued Product Expansion

Algorand support comes to the browser-based Web3 Wallet on September 15, with ExoDex releasing soon after

4/6

Strong Balance Sheet

We have ~$80m in available liquidity

5/6

Guerilla Marketing

Launched a guerilla marketing campaign through Youtube in August to expose brand to new customers

6/6

Crypto Made Easy for Everyone

Partnerships with MoonPay, Ramp, and Apple Pay allow anyone to swap their currency for crypto

Our 2022 Vision:  Be the go-to app for all things Web3

 Thank you.